Exhibit 10.15

EXECUTION VERSION

Master Services Agreement

BETWEEN

AirJoule, LLC

and

Montana Technologies LLC

This Agreement (“Agreement”) is entered into and is effective as of this 4th day of March, 2024 (“Effective Date”) by and between Montana Technologies LLC (together with each of its Affiliates designated in respective Statements of Work, “Contractor”), having its principal place of business at 34361 Innovation Drive, Ronan, Montana 59864, and AirJoule, LLC (“Sponsor”). Contractor and Sponsor are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties”.

Whereas:

1.	Sponsor desires to purchase from Contractor products or services (the “Work”) as specified in Statement(s) of Work to be issued to Contractor; and

2.	Contractor confirms that it has the personnel, experience and capability required and is willing to deliver and perform the Work on the terms and conditions contained herein.

NOW IT IS HEREBY AGREED as follows:

1. Purpose: The Parties are entering into this Agreement because they will from time to time enter into Statements of Work, substantially in the form of Exhibit A or as otherwise agreed by the Parties. Following the execution of this Agreement, the Parties further agree to an initial Statement of Work on terms substantially consistent with the terms set forth in Exhibit B.

The Parties agree that this Agreement will contain terms and conditions applicable to the Statements of Work. Each Statement of Work creates a separate contract between Contractor and Sponsor. “Affiliate” means, with respect to a Party, an entity (including without limitation any individual, corporation, partnership, limited liability company, association or trust) controlling, controlled by or under common control with that Party. “Statement of Work” (or “SOW”) means the document issued by Sponsor whether labelled as an Order or by other labels including, but not limited to, “call-off”, “release”, “work release”, “Statement of Work”, “work authorization”, “letter of authorization” or “request for services” and signed by Contractor.

A Statement of Work will become a binding contract between Sponsor and Contractor only if Sponsor and Contractor accept it in a signed writing. The Statement of Work together with this Agreement will become the “Contract” governing the performance of the Work. No pre-printed or reverse side terms and conditions included in any Sponsor document(s) shall be binding or have any legal effect whatsoever on this Agreement and/or any Statement(s) of Work. In the event of a conflict between any provisions of the Agreement, the terms in this Agreement shall take precedence and govern over the terms of the other attachments, provided, however, that to the extent such SOW expressly states that a specified provision of such SOW shall control in the event of a conflict with this Agreement, or, solely in the event the SOW expressly acknowledges the existence of this Agreement and states that a specified provision of the SOW shall control in the event of a conflict with any other agreement, then the terms of such SOW provision shall control and take precedence over the conflicting terms of this Agreement.

This Agreement does not constitute a commitment for Sponsor to purchase Services or otherwise engage Contractor to perform Services for Sponsor, which commitments, if any, shall be made expressly only pursuant to a SOW or other written agreement signed by both Parties.

2. Scope: The scope of Work shall be described in the applicable Statement of Work.

3. Documents: This Agreement between the Parties shall consist of the following:

3.1	This Form of Agreement.

3.2	The General Terms and Conditions.

3.3	The Statements of Work.

4. Notices: A notice shall be validly given if delivered by hand or sent by certified mail, return receipt requested to the address of the relevant Party as stated herein or to any subsequently notified address. A notice sent by certified mail shall be deemed to have been served upon receipt, as evidenced by production of a signed receipt for delivery.

The addresses for notices shall be:

For Contractor:

Attn: Matt Jore

Montana Technologies LLC

34361 Innovation Drive

Ronan, Montana 59864

email: mattjore@mt.energy

For Sponsor:

Attn: Matt Jore

AirJoule, LLC

c/o Montana Technologies LLC

34361 Innovation Drive

Ronan, Montana 59864

email: mattjore@mt.energy

5. Term: Unless terminated by either Party with thirty (30) days advance written notice or except as otherwise provided herein, this Agreement shall remain in force for two (2) years starting on the Effective Date (the “Term”). After such two (2) year period, the Agreement will automatically renew on a year-to-year basis, from each anniversary of the Effective Date to the next, unless terminated by either Sponsor or Contractor, as applicable, by giving thirty (30) days written notice. If any Statement of Work remains unperformed upon the termination date, this Agreement shall remain in force only for the purpose of the completion of such outstanding Statement of Work.

6. Modification: Any amendments to the terms of this Agreement shall only be effective if made in writing and signed by Sponsor and Contractor. Once an Agreement amendment is made, it shall be deemed incorporated as of its effective date for all ongoing and future Statements of Work, unless expressly stated to the contrary in the Agreement amendment.

Initial: SPONSOR: _____________ CONTRACTOR: ____________	Page 2

7. Ethics: Both Sponsor and Contractor acknowledge that fair business ethics will govern their relationship under this Agreement. In particular, but not exclusively, nothing in this Agreement may result in either Sponsor or Contractor making any payment prohibited under any of the laws applicable to each Party. In the event Sponsor or Contractor commits a breach of any of such business ethics, the non-breaching Party will, upon notice given in writing and producing evidence of such breach, have the right to terminate this Agreement. Such termination will not preclude the non-defaulting Party from exercising any right and/or claim any damages available either under this Agreement or at law. Neither may any provision of this Agreement result in Contractor contravening any applicable US international trade or export control regulations.

8. Confidentiality: Except as otherwise set forth in Section 13.7 of the General Terms and Conditions, the terms and conditions of this Agreement, unless otherwise required by law, will be considered as confidential among Contractor and Sponsor and may not be disclosed to any third party without the prior approval of the other Party, expressed in writing. Any technical, commercial, or other information exchanged while negotiating a future potential Statement of Work will be treated in accordance with Article 9 Confidentiality of the General Terms and Conditions document.

9. Entire Agreement: This Agreement and a duly executed Statement of Work constitutes the entire agreement between Sponsor and Contractor for the Work, and it supersedes all prior negotiations, representations and agreements, either oral or written, related to the subject matter hereof.

10. Limit of Liability: Contractor’s liability limits related to specific Statements of Work shall be governed by the General Terms and Conditions attached hereto.

11. Waiver: No benefit or right accruing to either Party under this Agreement (or any amendment or addendum) shall be deemed to be waived unless the waiver is reduced to writing, expressly refers to this Agreement, and is signed by a duly authorized officer of the Party making the waiver. The non-enforcement of any of the terms of the Agreement by either Party shall not be construed as a waiver of any of that Party’s other rights.

12. Counterparts: This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

13. Severability: If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, it shall be amended rather than voided, if possible, in order to achieve the intent of the Parties, and the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

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Initial: SPONSOR: _____________ CONTRACTOR: ____________	Page 3

IN WITNESS whereof the Parties have executed this Agreement in duplicate upon the dates indicated below.

For and on behalf of

Contractor
Montana Technologies LLC

Matt Jore
Printed Name

/s/ Matt Jore
Signature

Chief Executive Officer
Title

Date: March 4, 2024

For and on behalf of

Sponsor
AirJoule, LLC

Matt Jore
Printed Name

/s/ Matt Jore
Signature

Authorized Signatory
Title

Date: March 4, 2024

[Signature Page to MT Master Services Agreement]

General Terms and Conditions Applicable to Statements of Work

CONTRACTOR AND SPONSOR AGREE THAT THE BELOW TERMS AND CONDITIONS (THE “TERMS AND CONDITIONS”) SHALL GOVERN WORK PERFORMED AND STATEMENTS OF WORK ISSUED TO CONTRACTOR BY SPONSOR. THE TERMS AND CONDITIONS CONTAINED IN SPONSOR’S STATEMENT OF WORK DOCUMENTATION OR CONTRACTOR’S ORDER ACKNOWLEDGMENT THAT CONFLICT WITH THE BELOW TERMS AND CONDITIONS ARE VOID.

1.	Warranties; Performance

1.1	The services Contractor has agreed to perform for Sponsor under the Agreement as defined in a Statement of Work (the “Services”) shall be provided in a competent, diligent manner in accordance with prudent industry practice (the “Warranty Standard”). If any failure to meet the Warranty Standard appears within one hundred twenty (120) days from completion of the Services (the “Warranty Period”), Contractor will correct any such failure by reperforming any portion of the Services furnished, on a one-time basis, for the portion of the Services that do not meet the Warranty Standard, provided that if such failure is not resolved, then the Parties shall negotiate in good faith a plan of remediation.

1.2	Sponsor acknowledges that Contractor is a provider of research services and is not a merchant or commercial supplier of any equipment, parts, materials, supplies, software, and other goods Contractor has agreed to supply to Sponsor under a Statement of Work (the “Products”). Sponsor further acknowledges that any Products are investigational in nature and all Products are prototypes except where expressly designated to the contrary in a specific addendum to these Terms and Conditions.

As used herein, “Deliverables” is intended to include both Products and reports based on the Services. SPONSOR IS SOLELY RESPONSIBLE FOR THE SELECTION AND USE OF CONTRACTOR SERVICES AND DELIVERABLES TO ACHIEVE SPONSOR’S DESIRED RESULTS. SPONSOR USES RESULTS GENERATED BY CONTRACTOR SERVICES AND DELIVERABLES AT SPONSOR’S OWN RISK, AND SPONSOR IS SOLELY RESPONSIBLE AND LIABLE FOR VERIFYING ALL RESULTS FROM THEIR USE. Accordingly, other than as expressly provided herein, CONTRACTOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO PRODUCTS WHATSOEVER, AND SPECIFICALLY DISCLAIMS ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY REGARDING THE PERFORMANCE OF THE PRODUCTS, THE DESCRIPTION, FITNESS, OR SUITABILITY OF THE PRODUCTS IN ANY RESPECT OR IN CONNECTION WITH OR FOR ANY PURPOSES OR USES OF SPONSOR, THE DURABILITY, QUALITY, OR CONDITION OF THE PRODUCTS OR OF SPONSOR’S EQUIPMENT FOR WHICH THE PRODUCTS MAY BE UTILIZED, THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS, DATA ACCURACY, THE COMPLIANCE WITH REGULATORY REQUIREMENTS, AND THE MERCHANTABILITY OF THE PRODUCTS AND FITNESS FOR A PARTICULAR PURPOSE.

1.3	If Contractor furnishes Sponsor with advice or activities concerning any Products or Services which are not required pursuant to the Statement of Work, the furnishing of such advice or activities will not subject Contractor to any liability, whether in contract, warranty, indemnity, tort (including negligence), strict liability or otherwise.

1.4	Contractor represents and warrants that: (i) Contractor shall not incur any obligations contrary to its obligations under this Agreement; (ii) Contractor has the full right, power, and authority to enter into this Agreement, to carry out its obligations hereunder and any SOW and to grant/assign the rights and licenses granted/assigned herein and/or in any SOW to Sponsor; (iii) Contractor shall not knowingly provide any Deliverables, or knowingly deliver, create, use to create, integrate with or incorporate into any Deliverable any information or materials, that infringe, violate or misappropriate any confidentiality obligations, Trade Secrets, copyrights, patent rights, trademark rights or any other rights of any person or entity; (iv) to the knowledge of Contractor, there are no actual or threatened (in writing) lawsuits, claims or proceedings alleging that the Deliverables and/or materials used to create, integrated with or incorporated into any Deliverable, or the use thereof, violates, infringes or misappropriates any third party intellectual property rights; (v) the Deliverables and Services conform in all material respects with the applicable Statement of Work; (vi) existing employees and independent contractors/consultants of Contractor who will be participating in the creation or development of intellectual property in connection with this Agreement have (a) assigned to Contractor free their entire right, title and interest in and to such intellectual property, whether by executing written agreements or operation of law, and (b) agreed to terms and conditions substantially similar to and as protective as those terms set forth in Article 9 (Confidentiality) of this Agreement not to disclose or use any proprietary rights, Trade Secrets or Confidential Information learned or acquired during the course of such employment or engagement; and (vii) Contractor shall, in the performance of this Agreement, comply with all applicable federal, state, and local laws, rules, regulations, orders, and ordinances.

1.5	Except as expressly authorized by Contractor in writing, all Third-Party products and software shall carry only the warranties provided by the manufacturers and/or owners thereof and Contractor gives no warranties for such Third-Party products and software.

1.6	Conditions of Warranty. The warranties and remedies set forth herein are conditioned upon: (i) the receipt of timely, accurate, complete information from the Sponsor as may be required for Contractor to perform the Serves under the Statement(s) of Work; (ii) proper installation, use and maintenance of any Services and Deliverables by Sponsor; (iii) the proper design and configuration of the systems for which Services are performed; (iv) Sponsor’s conformance with any applicable recommendations of Contractor; (v) Contractor’s ability to reproduce and observe the claimed defect; and (vi) Sponsor promptly notifying Contractor in writing of any defects and, as required, promptly making any personnel, software or computer systems available. Contractor warrants only those Services performed by Contractor authorized personnel as part of an applicable Statement of Work.

1.7	Sponsor Warranties. Sponsor represents and warrants that (i) Sponsor has all rights necessary to grant to Contractor the rights contemplated by this Agreement, (ii) Sponsor has all rights and consents necessary to make any disclosures to Contractor contemplated by this Agreement, and (iii) Sponsor’s use of the Services and Deliverables will not violate any applicable law or regulation.

1.8	Contractor shall use reasonable efforts to make available qualified managerial, technical and clerical personnel necessary to fulfil its obligations hereunder. Key personnel may be identified by Contractor in each SOW and approved by Sponsor prior to performing any Services, such approval not to be unreasonably withheld. Contractor agrees to use reasonable efforts to provide for the continuity of personnel assigned to perform Services under any Statement of Work. Contractor agrees not to reassign or otherwise remove any of its key personnel assigned to perform Services under any Statement of Work without Sponsor’s prior written consent; provided, however, that Contractor may replace or reassign personnel, without Sponsor’s consent in case of: (a) termination of employment; or (b) illness, death, and other personal and compassionate reasons (“Permitted Replacement”). In the event of a Permitted Replacement, Contractor shall use reasonable efforts to promptly notify Sponsor and replace such personnel with person(s) with substantially equal or better qualifications and skills and training to continue such work or to complete the remainder of the applicable Statement of Work in accordance with any project schedule or timelines in or referenced in the Statement of Work at no increase in cost or additional charge to Sponsor.

1.9	During the time that a Party’s personnel are on premises of the other Party, the visiting personnel shall abide by applicable safety, security and similar work-related policies, procedures, controls and rules of the Party hosting such visiting personnel. For clarity, nothing in this Agreement shall be construed as entitling a Party’s personnel to any benefits or privileges provided by the other Party to its personnel.

1.10	Contractor shall not subcontract or delegate all or any portion of the Services and/or any of its obligations under this Agreement to any third parties, entities and/or individuals (collectively, “Subcontractors”) without Sponsor’s prior express written consent. In the event that Sponsor provides such approval, (a) any such Subcontractors shall be deemed subcontractors of Contractor; (b) Contractor shall not be relieved of any obligations or liability hereunder; (c) Contractor will subject all such Subcontractors to the applicable terms and conditions of this Agreement and any SOW; and (d) Contractor shall be responsible for all acts and omissions of such Subcontractors as if such acts and omissions were committed by Contractor. Notwithstanding the above, with respect to onsite contingent or contracted workers, prior express written consent is not required, but parts (a)-(d) of this Section 1.10 apply.

1.11	The Parties acknowledge and agree that Contractor, and its employees, agents, and contractors, are not agents or employees of Sponsor, and that the relationship of Contractor to Sponsor is one of independent contractor. Nothing herein shall be deemed to create an employment, joint venture, agency, or partnership relationship between the Parties, and neither Party is authorized pursuant to this Agreement to act toward any third party, individual entity or the public in any manner that would indicate any such relationship to the other. Each Party shall be fully and solely responsible for the compensation and performance of all of its employees and personnel, and the filing of any and all returns and reports and the withholding and/or payment of all applicable federal, state and local wage taxes, or employment related taxes, including, but not limited to, income taxes, gross receipt taxes, taxes measured by gross income, social security taxes and unemployment taxes. Contractor warrants that to its knowledge, all employees, agents, and contractors performing Services hereunder have the necessary licenses, visas, work permits or other government approvals before commencing Services for Sponsor. Contractor understands and agrees that its employees, agents and contractors are not eligible, and will not be eligible, for dental, medical, disability, hospitalization, life insurance, vacation, travel benefits and other employee health and welfare or other benefit programs maintained by Sponsor, its parents or Sponsor Affiliates, even if later classified as common law employees.

1.12	Each Party expressly agrees that, except as authorized in advance in writing by the other Party, it will have no right to negotiate and/or enter into any binding agreements on behalf of the other Party. Neither Party will take any action or represent any authority to the contrary.

1.13	Upon reasonable request by Sponsor, Contractor will submit a progress report to Sponsor at a frequency and in a form as reasonably requested by Sponsor. Such progress report will detail the Services performed to date, the estimated time of completion and any other details reasonably requested by Sponsor.

2.	Liability and Indemnity

2.1	Limitation of Liability. The total liability of Contractor, on all claims of any kind, whether in contract, warranty, indemnity, tort (including negligence), strict liability, or otherwise, arising out of or related to the Contract, or its performance or breach, shall not exceed the amount equal to one and one-half (1.5) times the Contract Price (as defined in Section 4.1) for the Products and/or Services giving rise to the claim; provided that, for purposes of this Section 2.1, the Contract Price shall not exceed the amount paid or payable to Contractor under the applicable SOW as of the time an applicable claim arises. Neither Party hereto shall be liable for any special, consequential, punitive, incidental, indirect or speculative damages, including without limitation, all lost business opportunities, however arising, whether from this Agreement or otherwise, whether or not said party has been advised of the possibility of such damages.

2.2	If Sponsor is supplying Products or Services to a third party, or using Products and or Services at a facility owned by a third party, Sponsor shall either (i) indemnify and defend Contractor from and against any and all claims by, and liability to, any such third party in excess of the limitations set forth in this Article 2, or (ii) require that the third party agree, for the benefit of and enforceable by Contractor, to be bound by all the limitations included in this Article 2.

2.3	Except as otherwise stated in Section 2.4 below, each Party assumes full responsibility for and agrees to save, indemnify, defend, and hold harmless the other Party from any and all claims, losses, liabilities, damages to third party tangible property, injuries (including, but not limited to, death) to persons (including, but not limited to, employees of Sponsor and Contractor), fines, penalties (stipulated or otherwise), fees (including, but not limited to, legal fees), and all other costs and expenses of whatsoever kind or nature caused by, arising out of, or in any way resulting from, negligent acts or omissions or misconduct or failure of the Party, its directors, officers, employees, agents, subcontractors and/or sub vendors at any tier. Sponsor further agrees to save, indemnify, defend, and hold harmless Contractor from any and all third party claims, losses, liabilities, damages to property (inclusive of Contractor’s property), injuries (including, but not limited to, death) to persons, fines, penalties (stipulated or otherwise), fees (including, but not limited to, legal fees), and all other costs and expenses of whatsoever kind or nature caused by arising out of, and/or in any way resulting from, Sponsor’s use of the Services, Deliverables, and/or any other materials actually delivered, solely to the extent Sponsor’s use does not materially conform to the specifications or instructions, if any, set forth in the applicable SOW or otherwise provided by Contractor upon delivery of such Services, Deliverables and/or other materials.

2.4	Contractor has no duty to defend, indemnify, or hold harmless Sponsor from or against any claim, demand, or cause of action, including any damages, costs, or expenses incurred by Sponsor in connection therewith, arising from or relating to the actual or alleged violation or infringement of any Intellectual Property belonging to a third party by the Products or Services. Notwithstanding the immediately preceding sentence, the Contractor shall be responsible for remediation pursuant to Section 9.5 of the IP Agreement.

2.5	Contractor shall indemnify, defend (at Sponsor’s option) at its own cost and expense and hold Sponsor and its current and future parent, subsidiaries and the Sponsor Affiliates, and their officers, directors, employees and agents (collectively, the “Indemnitees”) harmless from and against any claims, suits, proceedings, judgments, liability, damages, settlements, demands, fines or expenses whether fixed or contingent, and whether or not adjudicated, arising out of any claim by or on behalf of Contractor’s personnel for personal injury, wages, benefits, or other employment-related remuneration (each, a “Claim”). Sponsor shall give Contractor prompt written notice of the Claim, provided, however, that failure to give such notice will not relieve Contractor of its indemnification and defense obligations hereunder except to the extent Contractor has suffered actual material prejudice as a result of failing to receive prompt notice of the Claim. Sponsor shall provide Contractor with assistance and information reasonably necessary to carry out Contractor’s obligations under this Section 2.5. Sponsor will have the right, at its option, to participate in the settlement or defense of any Claim(s), with its own counsel and at its own expense. Contractor shall not settle any Claim that results in Sponsor’s liability or obligation without Sponsor’s prior written consent.

2.6	Sponsor shall indemnify, defend (at Contractor’s option) at its own cost and expense and hold Contractor and its current and future parent, subsidiaries and the Contractor Affiliates, and their officers, directors, employees and agents (collectively, the “Indemnitees”) harmless from and against any claims, suits, proceedings, judgments, liability, damages, settlements, demands, fines or expenses whether fixed or contingent, and whether or not adjudicated, arising out of any claim by or on behalf of Sponsor’s personnel for personal injury, wages, benefits, or other employment-related remuneration (each, a “Claim”). Contractor shall give Sponsor prompt written notice of the Claim, provided, however, that failure to give such notice will not relieve Sponsor of its indemnification and defense obligations hereunder except to the extent Sponsor has suffered actual material prejudice as a result of failing to receive prompt notice of the Claim. Contractor shall provide Sponsor with assistance and information reasonably necessary to carry out Sponsor’s obligations under this Section 2.6. Contractor will have the right, at its option, to participate in the settlement or defense of any Claim(s), with its own counsel and at its own expense. Sponsor shall not settle any Claim that results in Contractor’s liability or obligation without Contractor’s prior written consent.

2.7	The Parties agree that, except as may otherwise be provided by terms of this Agreement, Section 1.1 and this Article 2 establish Contractor’s sole obligation and Sponsor’s sole remedy for warranty claims arising from or in connection with the Services whether the claim arises before or during the Warranty Period and whether a claim, however described, is based on contract, warranty, indemnity, tort/extracontractual liability (including negligence), strict liability or otherwise.

3.	Insurance

3.1	During the term of the Contract, both Parties agree to procure and maintain, at their sole expense, insurance coverage for Worker’s Compensation, Employer’s Liability and other statutory insurance required by law with respect to work related injuries or disease of employees of Contractor in such form(s) and amount(s) as required by applicable laws. Both Parties agree to procure a Commercial General Liability or Public Liability insurance policy for bodily injury and property damage with a combined single limit of $2,500,000.00 if and when mutually deemed necessary during the Term. Each Party, on request, shall furnish the other Party with insurance certificates evidencing the aforementioned minimum limits of insurance, as applicable, which in the case of Contractor may be satisfied bya program of self-insurance.

4.	Price and Payment; Records

4.1	The Contract Price is defined as the agreed price stated in the Statement of Work, including adjustments (if any) in accordance with Article 12 of these Terms and Conditions. The Contract Price does not include Sponsor Taxes (defined in Article 5. “Taxes and Duties”).

4.2	Sponsor shall pay Contractor for Products and the Services by paying 100% of all invoiced amounts in U.S. dollars, without set-off for any payment from Contractor not due under this Contract, within thirty (30) days from the invoice date. Contractor shall issue invoices as Services are performed. For each calendar month, or fraction thereof, that payment is late, Sponsor shall pay a late payment charge computed at the rate of 1.5% per month on the overdue balance, or the maximum rate permitted by law, whichever is less.

4.3	Contractor shall maintain and preserve, during the Term of this Agreement and for at least six (6) months thereafter, records of accounts and other records pertaining to its provision of Services in accordance with Contractor’s normal record-keeping policies and procedures. Sponsor shall have access to such records as may be reasonably necessary for Sponsor to verify the accuracy of Contractor’s invoices. The examination of such records shall be conducted at a mutually agreeable time and place. In the event an audit finding reveals any overpayment or underpayment by Sponsor, Contractor or Sponsor, as the case may be, shall promptly pay the other Party the difference between the amounts paid and those actually owed as revealed by the audit.

5.	Deliveries; Taxes and Duties

5.1	Contractor shall not be required to deliver any Products or other tangible items of Deliverables until the logistical terms and provisions for delivery or shipment are determined. The Parties shall negotiate in good faith to agree to such terms and provisions in a timely manner to prevent delays.

5.2	Contractor shall be responsible for all corporate taxes measured by net income due to performance of or payment for work under this Agreement (“Contractor Taxes”). Sponsor shall be responsible for all taxes, duties, fees, or other charges of any nature (including, but not limited to, consumption, gross receipts, import, property, sales, stamp, turnover, use, or value-added taxes, and all items of withholding, deficiency, penalty, addition to tax, interest, or assessment related thereto, imposed by any governmental authority on Sponsor or Contractor or its subcontractors) in relation to the Agreement or the performance of or payment for work under the Agreement other than Contractor Taxes (“Sponsor Taxes”). The Contract Price does not include the amount of any Sponsor Taxes. If Sponsor deducts or withholds Sponsor Taxes, Sponsor shall pay additional amounts so that Contractor receives the full Contract Price without reduction for Sponsor Taxes. Sponsor shall provide to Contractor, within one month of payment, official receipts from the applicable governmental authority for deducted or withheld taxes.

6.	Excusable Events

6.1	Contractor shall not be liable or considered in breach of its obligations under this Agreement to the extent that Contractor’s performance is delayed or prevented, directly or indirectly, by any cause beyond its reasonable control, or by armed conflict, acts or threats of terrorism, epidemics, strikes or other labor disturbances, or acts or omissions of any governmental authority or of the Sponsor or Sponsor’s contractors or suppliers. If an excusable event occurs, the schedule for Contractor’s performance shall be extended by the amount of time lost by reason of the event plus such additional time as may be needed to overcome the effect of the event. If acts or omissions of the Sponsor or its contractors or suppliers cause the delay, Contractor shall also be entitled to an equitable price adjustment.

7.	Governing Law; Dispute Resolution; Waiver of Jury Trial

7.1	This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

7.2	Each Party hereby irrevocably agrees that any legal dispute, claim or controversy shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the District of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such legal dispute, claim or controversy. During the period that an action, suit or proceeding is filed in accordance with this Section 7.2 is pending before a court, all actions, suits or proceedings with respect to such dispute, claim or controversy or any other dispute, claim or controversy, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any action, suit, or proceeding, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit, or proceeding is improper.

7.3	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.	Compliance with Laws, Codes and Standards

8.1	Contractor shall comply with laws/regulations applicable to the manufacture of Products and its performance of Services and Contractor’s regular research and development operations. Sponsor shall be responsible for compliance of Services with all legal/regulatory requirements associated with Sponsor’s use of the Services. Sponsor shall not trans-ship, re-export, divert or direct or otherwise make or allow any disposition of Services, Deliverables, and/or any other material actually delivered other than in and to the ultimate country of destination declared by Sponsor and specified as the country of ultimate destination on Contractor’s invoice.

8.2	Sponsor hereby certifies the Products, equipment, materials, services, technical data, software or other information or assistance furnished by Contractor under this Agreement will not be (i) used in the design, development, production, stockpiling or use of chemical, biological, or nuclear weapons either by Sponsor or by any entity acting on Sponsor’s behalf, (ii) transferred to any of the “countries of concern” as identified in the Annex to Executive Order 14105 of August, 2023, as may be amended, or (iii) provided to any person or entity controlled by such country or a person or entity of such country. Contractor reserves the right to request further information or assurances from Sponsor, at Contractor’s discretion, to assure compliance with all applicable export control laws and regulations. For purposes of this Section 8.2, “Control” means the power to direct the management and policies of a person or entity, directly or indirectly, through the ownership of voting share ownership of greater than fifty percent (50%) of the voting share capital of such person or entity (and the term “controlled by” shall have the correlative meaning).

9.	Confidentiality

9.1	“Confidential Information” means, with respect to a disclosing Party, all information of any kind whatsoever (including compilations, data, materials, drawings, formulae, models, patent disclosures, inventions, procedures, processes, financial projections, market projections, protocols, results of experimentation and testing, product samples, specifications, strategies and techniques) and all tangible and intangible embodiments thereof of any kind whatsoever (including apparatus, compositions, documents, drawings, machinery, patent applications, records and reports) which are marked or otherwise identified as confidential at the time of disclosure to the receiving Party (if initially disclosed orally or visually then followed within thirty (30) working days with a written disclosure marking it as Confidential). For ten (10) years from the date of expiration or termination of this Agreement, each Party shall hold all Confidential Information (as defined below) disclosed by the other Party in confidence using the same care and caution it affords its own confidential information, but not less than a reasonable degree of care and shall use such Confidential Information only (a) for purposes of performing its obligations under this Agreement, or in the case of Sponsor, for purposes of using the Services and/or exercising its rights granted hereunder, or in the case of Sponsor and/or Contractor, as may be allowed under the Intellectual Property Agreement among Montana Technologies LLC, GE Vernova LLC, and AirJoule, LLC (“IP Agreement”) and/or (b) in connection with any Statement of Work (including in the course of discussions or exploration of a potential Statement of Work which may or may not ultimately be executed). Notwithstanding anything to the contrary in the immediately preceding sentence, the confidentiality and use obligations set forth in this Section 9.1 with respect to any trade secrets within the meaning of the Uniform Trade Secrets Act (“Trade Secret”) shall survive indefinitely for so long as the subject matter thereof remains a trade secret under the Uniform Trade Secrets act; provided that the disclosing Party has identified the information as a Trade Secret upon such disclosure or reasonably thereafter. All Confidential Information shall remain the property of the disclosing party and no license or other rights to the disclosing Party’s Confidential Information is granted or implied hereby. For purposes of this Agreement, the receiving Party will have no obligation to preserve the proprietary nature of any Confidential Information that: (A) enters the public domain (other than as a result of a breach of this Agreement); (B) was in the receiving party’s possession prior to its receipt from the disclosing party; (C) is received by the receiving Party at any time, from a source other than the disclosing Party, rightfully having possession of and the right to disclose such information; (D) is independently developed by or on behalf of employees or agents of the receiving party without access to or use of the disclosing party’s Confidential Information; or (E) is obtained by the receiving party from a third party under no obligation of confidentiality to the disclosing party. The receiving party may disclose the disclosing party’s Confidential Information that must be disclosed due to a judicial or governmental requirement or order, provided that (1) the receiving party has given the disclosing party reasonable prior notice of such requirement or order to give the disclosing party a reasonable opportunity to object or to seek a protective order or other appropriate remedy, (2) the receiving party reasonably cooperates with the disclosing party so that it may object or seek a protective order or other appropriate remedy, and (3) the receiving party in any event discloses only that portion of the Confidential Information that it is legally required to disclose.

9.2	The receiving party acknowledges that disclosure of any Confidential Information or Trade Secret by it or its employees or subcontractors will give rise to irreparable injury to the disclosing party or the owner of such information, not adequately compensated by damages. Accordingly, the disclosing party will be entitled to equitable relief, including injunctive relief and specific performance against the breach or threatened breach of the undertakings in this article, in addition to any other legal remedies which may be available. The receiving party further acknowledges and agrees that the covenants contained in this article are necessary for the protection of the disclosing party’s legitimate business interests and are reasonable in scope and content.

9.3	Upon the earlier of the disclosing Party’s request or the termination or expiration of this Agreement, the receiving Party shall, at the disclosing Party’s option, promptly destroy or return all Confidential Information, including all copies thereof in whatever medium, in its possession or control, and in either event provide a written confirmation of the same.

10.	Intellectual Property

10.1	Intellectual Property means: (i) patents, patent applications (including in each case any continuation, continuation-in-part, division, renewal, patent term extension (including any supplemental protection certificate), reexamination or reissue thereof); (ii) confidential and proprietary technical, scientific, regulatory or other information, designs, ideas, concepts, invention disclosures and inventions (whether or not the subject of patents or patent applications and whether or not reduced to practice), research and development, reports, discoveries, improvements, results, creations, techniques, technology, technical data, algorithms, procedures, plans, processes, practices, methods, instructions, formulae, formulations, compositions, specifications, trade secrets and know-how (whether or not protected as a trade secret); (iii) registered and unregistered trademarks, trade dress, trade names, logos, design rights, service marks and any other designation of source or origin; and (iv) mask works, registered and unregistered copyrights, works of authorship and software. All Intellectual Property of Sponsor in existence prior to an executed SOW (“Existing Intellectual Property”) shall remain the property of Sponsor. All Existing Intellectual Property of Contractor shall remain the property of Contractor. All Intellectual Property, other than Existing Intellectual Property, first generated by Contractor in the performance of such executed SOW (“Generated Intellectual Property”) shall be the property of Sponsor, and Contractor shall deliver to Sponsor all data, drawings and other documents or information pertaining to Generated Industrial Property upon completion of the Order; Contractor further agrees to execute, or to have executed by appropriate persons, all legal documents necessary to assign intellectual property rights in Generated Industrial Property to Sponsor. Contractor shall have no rights to use the Generated Intellectual Property other than as may result from the IP Agreement or for the conduct of research as provided in Section 10.3.

10.2	Except as required for the efficient performance of this Order or as may be permitted under the IP Agreement, (a) Contractor shall keep confidential any technical, process or economic information first generated by Contractor in the performance of an executed SOW or provided by Sponsor or derived from samples, drawings, specifications and other data furnished by Sponsor in connection with such SOW, (b) shall not divulge, such information for the benefit of any other party without obtaining Sponsor’s prior written consent, and (c) shall not use such information or make or permit copies to be made of such information without prior written consent of Sponsor.

10.3	Nothing in this Master Services Agreement or any SOW shall restrict either Party from conducting research that may overlap the subject matter of this Agreement, alone or with third parties, funded by public or private sources, or otherwise conducted outside of the Agreement, nor create rights in favor of the Party not participating in such other research efforts.

10.4	Contractor shall not knowingly incorporate into Generated Intellectual Property any third-party intellectual property or otherwise use such third-party intellectual property to provide the Services without first obtaining Sponsor’s prior written consent, which Sponsor may give or withhold in its sole discretion.

10.5	In the event of any conflict between this Article 10 and the IP Agreement, the IP Agreement shall prevail.

11.	Termination

11.1	Except for the initial Statement of Work to be executed by Sponsor to and Contractor pursuant to the formation agreements of Sponsor, a Party may terminate a Statement of Work in whole or in part at any time without cause by giving thirty (30) days’ prior notice to the other Party.

11.2	Either Party may terminate the Agreement for cause if the other Party commits a material breach of the Agreement that does not otherwise have a specified contractual remedy, provided that: (a) the non-breaching Party shall first provide written notice of the breach and intention to terminate the Agreement, and, except in the case of failure or delay in Sponsor making any payment when due or otherwise fulfilling any payment conditions, (b) the breaching Party shall have failed, within 30 (thirty) days after receipt of the notice, to commence and diligently pursue cure of the breach. For the purposes of this Section 11.2, failure or delay in Sponsor making any payment when due, or fulfilling any payment conditions, is a material breach of the Contract.

11.3	Either Party may suspend or terminate the Agreement (or any affected portion thereof) immediately for cause if the other Party becomes Insolvent/Bankrupt. As used herein, “Insolvent/Bankrupt” as used herein being insolvent, making an assignment for the benefit of its creditors, having a receiver or trustee appointed for it or any of its assets, or filing or having filed against it a proceeding under any bankruptcy, insolvency dissolution or liquidation laws.

11.4	If the Agreement (or any portion thereof) is terminated for any reason other than Contractor’s default under Section 11.2, Sponsor shall pay Contractor all unpaid charges due and payable for all Services performed up to the effective date of termination, plus expenses reasonably incurred by Contractor in connection with the termination.

12.	Changes

12.1	Sponsor may, at any time upon notice to Contractor, request a revision to the Services upon the submission of a written project change request (“Change Request”) to Contractor’s project manager under the applicable SOW or, if no project manager is identified, the Contractor contact identified on the SOW. Within seven (7) calendar days of receipt of a Change Request, Contractor will submit a change order (“Change Order”), including time and costs, for such changes to Sponsor. If the Change Order is agreed upon and subsequently executed by both Parties, Contractor shall revise the applicable Services subject to the terms set forth in such Change Order, including time and costs, in accordance with the terms and conditions of this Agreement, and such executed Change Order shall constitute an amendment to the applicable SOW.

12.2	Contractor may, at any time upon notice to Sponsor, request a revision to the Services upon the submission of a written project change request (“Change Request”) to the Sponsor contact identified on the SOW. Within seven (7) calendar days of receipt of a Change Request, Sponsor will submit a response. If both Parties agree, a Change Order will be executed as outlined in Section 12.1 above.

13.	General Clauses

13.1	Services sold by Contractor are not intended for use in connection with any nuclear facility or activity, and Sponsor warrants that it shall not use or permit others to use Services for such purposes, without the advance written consent of Contractor. If, in breach of this, any such use occurs, Contractor (and its parent, affiliates, suppliers and subcontractors) disclaims all liability for any nuclear or other damage, injury or contamination howsoever caused, and, in addition to any other rights of Contractor, Sponsor assumes sole responsibility for and shall release, defend, indemnify and hold harmless the Contractor (and its parent, affiliates, suppliers and subcontractors) (to the maximum extent permitted under applicable law) from and against any and all claims asserted by or in favor of any person or party resulting from any nuclear or other damage, injury or contamination Sponsor shall howsoever caused. Consent of Contractor to any such use, if any, will be conditioned upon additional terms and conditions that Contractor determines to be acceptable for protection against nuclear liability.

13.2	Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, such consent not to be unreasonably withheld. By way of example and not limitation, it shall not be unreasonable to withhold consent in the following circumstances:

a.	the proposed assignee does not agree in a writing (a copy of which the assigning Party shall deliver to the non-assigning Party promptly) to perform, for the benefit of the non-assigning Party, all obligations of the assigning Party under this Agreement and each SOW hereunder and otherwise to be bound by all provisions of this Agreement and each SOW hereunder binding on the assigning Party;

b.	the proposed assignee is not capable of performing all of the assigning Party’s obligations under this Agreement and each SOW hereunder following such assignment to a substantially equivalent degree as would otherwise have been performed by the assigning Party prior to such assignment;

c.	the proposed assignee is a competitor of the assigning Party;

d.	the proposed assignee’s headquarters or the majority of its executive and administrative functions are not in the United States, Canada, Mexico, the United Kingdom, any of the countries in the European Economic Area, Switzerland, Australia, Japan or South Korea; or

e.	the proposed assignee or any Affiliate is controlled, directly or indirectly, by any of the “countries of concern” as identified in the Annex to Executive Order 14105 of August, 2023, as may be amended.

This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

13.3	The following Articles shall survive termination or cancellation of the Contract: 1, 2, 4, 5, 6, 7, 8, 9, 10 and 13.

13.4	The Agreement represents the entire agreement between the Parties. No oral or written representation or warranty not contained in this Agreement shall be binding on either Party. Sponsor’s and Contractor’s rights, remedies and obligations arising from or related to the Services sold under this Agreement are limited to the rights, remedies and obligations stated in this Contract. No modification, amendment, rescission or waiver shall be binding on either Party unless agreed in writing.

13.5	Except as provided in Article 2 and in Section 13.1, this Agreement is only for the benefit of the Parties, and no third party shall have a right to enforce any provision of this Contract.

13.6	This Agreement may be signed in multiple counterparts that together shall constitute one agreement.

13.7	Neither Party shall make any announcement, take any photograph (except to the extent strictly necessary to perform this Contract) nor release any information concerning this Agreement (or any part thereof) or its business relationship with the other Party to any third party, member of the public, press, or any official body, except as required by applicable law or court order or as authorized by the other Party in writing and such authorization shall not be unreasonably withheld.

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EXHIBIT A

Statement of Work

Project Title:

Period of Performance:

Contractor Tasks:

Contractor SOW Deliverables and Schedule:

SOW Deliverable	Estimated Delivery Date

Term and Termination

This SOW shall commence on:

Unless sooner terminated or extended under the provisions of the Agreement, the SOW shall terminate on:

Project Managers

The following persons are designated as Project Managers for the respective Parties:

Contractor:
Sponsor:

Contract Price:

ASSUMPTIONS, DEPENDENCIES AND RISKS. The following assumptions form the basis of Contractor’s estimates for the Services to be provided to Sponsor. To the extent that any of these assumptions prove to be incorrect during the execution of the SOW by the Parties, Contractor shall be entitled to an adjustment in price and schedule, as applicable.

List any specific project assumptions, dependencies and risks. In particular, include any things that Sponsor or other Contractor must do in order for the signing Contractor to be able to provide the services/deliverables.

THE PARTIES RECOGNIZE AND ACKNOWLEDGE THAT WORK PERFORMED, AND DELIVERABLES PROVIDED BY [CONTRACTOR] PURSUANT TO THIS AGREEMENT/SOW IS EXPERIMENTAL IN NATURE AND GE DOES NOT WARRANT THAT TECHNICAL TASKS CAN BE COMPLETED ON TIME OR AT ALL, OR THAT SPECIFIC RESULTS OR THE USEFULNESS THEREOF WILL BE ACHIEVED. ANY SERVICES AND DELIVERABLES SET FORTH HEREIN ARE DEVELOPMENTAL AND RESEARCH PURPOSES ONLY AND ARE, THEREFORE, NOT INTENDED FOR COMMERCIAL USE AND/OR RELEASE AND ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND. ACCORDINGLY, [CONTRACTOR] SHALL HAVE NO LIABILITY EITHER EXPRESS OR IMPLIED FOR ANY AND ALL DELIVERABLES SET FORTH IN THE STATEMENT OF WORK.

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IN WITNESS WHEREOF, the Parties hereto have caused this Statement of Work to be executed, effective as of the Effective Date of this Statement of Work.

Sponsor	Contractor Montana Technologies LLC

Print Name:	Print Name:

Title:	Title:

Date:	Date:

Signature:	Signature:

Initial: SPONSOR: _____________ CONTRACTOR: ____________

EXHIBIT B1
Initial Statement of Work

This Statement of Work (this “Statement of Work” or “SOW”), dated as of [●], 2024, (the “Effective Date”), is made by and between Montana Technologies LLC (“SHAREHOLDER”) and AirJoule, LLC (“AirJoule”) pursuant to the Master Services Agreement dated March 4, 2024 (the “Agreement”), the terms of which are incorporated herein by reference. This Statement of Work sets forth the details for the Services and/or Deliverables to be provided by SHAREHOLDER to AirJoule, as described herein. Capitalized terms not defined in this Statement of Work shall have the meanings ascribed to them in the Agreement.

Project Title: System Engineering Support for AirJoule/Air2Water

Period of Performance: 10 months: 03/04/2024 – 12/31/2024

Contractor Tasks: Engineering support

Contractor SOW Deliverables and Schedule:

SOW Deliverable	Estimated Delivery Date
1.1) Provide a written report with key engineering learnings regarding the optimization of all critical components within the P5 unit. This report is to include digital files, CAD drawings, digital coding controls, etc.	July 1st, 2024
1.2) Provide virtual and onsite engineering support at GEMT JV as needed to transfer knowledge of key components, building units, troubleshooting, etc.	M1 – M10
1.3) Provide excess MOF materials, including bad batches, to GEMT JV to initate coating operations.	July 1st, 2024
1.4) Create a bill of materials for all materials and components used to assemble a complete P5 unit.	May 31st, 2024
1.5) Transfer all vendor relationships and information pertaining to supply of key components.	April 31st, 2024
2.1) Engineering support pertaining to the design and build of the customer-directed serial product, provided it is substantially different from the P5 unit.	December 31st, 2024

Term and Termination

This SOW shall commence on: March 4th, 2024

Unless sooner terminated or extended under the provisions of the Agreement, the SOW shall terminate on: December 31st, 2024

Project Managers

The following persons are designated as Project Managers for the respective Parties:

Shareholder: Matt Jore

Sponsor: Bryan E. Barton

[1]	Note to Draft: For discussion purposes only. Initial Statement of Work to be executed post-signing of the MSA on terms substantially consistent with this Exhibit B.

Contract Price: $1M

Reports and presentations

-	Technical presentation and discussion will be submitted to GEMT JV quarterly to document technical progress.
-	Monthly finance updates will be provided.

ASSUMPTIONS, DEPENDENCIES AND RISKS. The following assumptions form the basis of Contractor’s estimates for the Services to be provided to Sponsor. To the extent that any of these assumptions prove to be incorrect during the execution of the SOW by the Parties, Contractor shall be entitled to an adjustment in price and schedule, as applicable.

List any specific project assumptions, dependencies and risks. In particular, include any things that Sponsor or other Contractor must do in order for the signing Contractor to be able to provide the services/deliverables.

THE PARTIES RECOGNIZE AND ACKNOWLEDGE THAT WORK PERFORMED, AND DELIVERABLES PROVIDED BY SHAREHOLDER PURSUANT TO THIS AGREEMENT/SOW IS EXPERIMENTAL IN NATURE AND SHAREHOLDER DOES NOT WARRANT THAT TECHNICAL TASKS CAN BE COMPLETED ON TIME OR AT ALL, OR THAT SPECIFIC RESULTS OR THE USEFULNESS THEREOF WILL BE ACHIEVED. ANY SERVICES AND DELIVERABLES SET FORTH HEREIN ARE DEVELOPMENTAL AND RESEARCH PURPOSES ONLY AND ARE, THEREFORE, NOT INTENDED FOR COMMERCIAL USE AND/OR RELEASE AND ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND. ACCORDINGLY, SHAREHOLDER SHALL HAVE NO LIABILITY EITHER EXPRESS OR IMPLIED FOR ANY AND ALL DELIVERABLES SET FORTH IN THE STATEMENT OF WORK.

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IN WITNESS WHEREOF, the Parties hereto have caused this Statement of Work to be executed, effective as of the Effective Date of this Statement of Work.

AirJoule, LLC	SHAREHOLDER Montana Technologies LLC

Print Name:	Print Name:

Title:	Title:

Date:	Date:

Signature:	Signature: